SCHEDULE 14A INFORMATION

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mPhase Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

mPhase Technologies, Inc.
(Name of Person(s) Filing Proxy Statement)

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mPHASE TECHNOLOGIES, INC.
587 CONNECTICUT AVENUE
NORWALK, CONNECTICUT 06854-0566

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, MAY 15, 2002

The Annual Shareholders Meeting of mPhase Technologies, Inc. will be held at our headquarters at 587 Connecticut Avenue, Norwalk, CT 06854 on May 15, 2002, at 10:00 a.m. local time, for the purpose of considering and voting upon:

(1)	A proposal to elect seven (7) Directors to hold office until our next Annual Meeting.

(2)	A proposal to ratify the appointment of Arthur Andersen, CPA, as the independent accountants for our 2002 fiscal year.

(3)	Such other business as may properly come before the meeting and any adjournment thereof.

The above items are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on April 1, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A list of stockholders as of the record date will be available for inspection by stockholders at our corporate headquarters during business hours for a period of 10 days before the meeting.

By	Order of the Board of Directors

Gustave T. Dotoli
Corporate Secretary

April 5, 2002

IMPORTANT

Whether or not you expect to be present at the meeting, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY as promptly as possible in order to save us further solicitation expense. Shareholders of record attending the meeting may revoke their proxies at that time and personally vote all matters under consideration. There is an addressed envelope enclosed with the Proxy for which no postage is required if mailed in the United States.

mPHASE TECHNOLOGIES, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2002

This Proxy Statement is furnished to the shareholders of mPhase Technologies, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders and at any adjournments thereof. The Annual Meeting will be held at our headquarters at 587 Connecticut Avenue, Norwalk, CT, at 10:00 a.m. Eastern Time on Wednesday, May 15, 2002.

The approximate date on which this Proxy Statement and the accompanying Proxy Card are first being sent or given to shareholders is April 5, 2002.

VOTING

General

The securities that may be voted at the Annual Meeting consist of our common stock, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of our shares who are entitled to notice of and to vote at the Annual Meeting is April 1, 2002. On the record date,                 shares were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our shares is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes shall be counted for purposes of determining a quorum, but not have the effect of votes for or against any proposal. Therefore, abstentions and broker non-votes will not affect the outcome of such matter. At a meeting where a quorum is present, on the proposal for the election of directors, nominees who receive a plurality of the votes cast will be elected to serve until the next annual meeting of shareholders, and on each other proposal, the affirmative vote of a majority of the shares represented at the Annual Meeting will be required to approve each of the proposals detailed herein.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” means the votes that could have been cast on the matter in question if the brokers had received their customers’ instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority.

Voting by Proxy

Shares represented by properly executed proxies received at or before the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares represented by properly executed proxies for which no instruction is given will be voted “FOR” approval of the proposals described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Our shareholders are requested to complete, sign, date and promptly return the enclosed Proxy Card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with our corporate secretary, a written revocation bearing a later date or by attending and voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL I

ELECTION OF DIRECTORS

The Board has nominated seven (7) incumbent directors for re-election: Necdet F. Ergul, Ronald A. Durando, Gustave T. Dotoli, David Klimek, Anthony Guerino, J. Lee Barton and Abraham Biderman. One incumbent director, Mr. J. Allen Layman, has resigned from the Board of Directors effective March 19, 2002 and has declined to stand for reelection. Under our By-Laws, directors serve on the Board until the next Annual Meeting or until their successors shall have been elected and qualified.

Each of the incumbent director nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. Proxies not marked to the contrary will be voted “FOR” the election to the Board of each nominee. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the current directors.

Nominees

The Board of Directors recommends that you vote FOR all of the following nominees:

Name	Age	Position(s)
Necdet F. Ergul	78	Chairman of the Board of Directors
Ronald A. Durando	44	Chief Executive Officer and Director
Gustave T. Dotoli (2)	66	Chief Operating Officer and Director
David Klimek	48	Chief Technology Officer and Director
J. Lee Barton	48	Director
Anthony H. Guerino (1)(2)	56	Director
Abraham Biderman (1)(2)	53	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

The following is biographical information about each of the nominees.

Necdet F. Ergul    has served as our Chairman of the Board of Directors since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of electronic defense and telecommunications technology, which he founded in 1955. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

Ronald A. Durando    is a co-founder of mPhase Technologies, Inc. and has served as our President and Chief Executive Officer since its inception in October 1996. Since 1994, Mr. Durando has been Chief Operating Officer of Microphase Corporation. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. He is also Chairman of the Board of Janifast Ltd., a U.S. holding corporation for operational and manufacturing companies in Hong Kong and China. Mr. Durando is also President and Chief Executive Officer of PacketPort.com, Inc.

Gustave T. Dotoli    has served as our Chief Operating Officer since October 1996. Prior to joining us, Mr. Dotoli was President and CEO of State Industrial Safety, Inc. from 1986-1996. In addition, Mr. Dotoli currently serves as the Vice President of Corporate Development of Microphase Corporation. He is formerly the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli holds a B.S. in Industrial Engineering from Fairleigh Dickinson University.

David Klimek    is a co-founder of mPhase Technologies, Inc. and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since its inception in October 1996. From 1990-1996, Mr. Klimek owned and operated Mashiyach Design, Inc., an engineering consulting firm. He has more than 18 years of technical engineering and design expertise and presently holds 14 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of Digital Controls, Inc. Mr. Klimek holds a B.S. in Electrical Engineering from Milwaukee School of Engineering, Milwaukee, Wisconsin.

J. Lee Barton    has served as a director since February 1999. Mr. Barton is the President and Chief Executive Officer of Lintel, Inc., a holding company that owns Hart Telephone Company, a 10,000-line local exchange carrier in northeast Georgia, Hart Communications, an interconnect carriers’ carrier and long distance company, Hart Cellular, a partnership in two RSAs in North Georgia, and Hart Cable, a recently formed cable television company and Hart GlobalNet.

Anthony H. Guerino    has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law’s Trial Moot Court Program.

Abraham Biderman    has been a member of the Board since August 3, 2000. Since 1990, Mr. Biderman has been employed by Lipper & Co. as Executive Vice President; Executive Vice President, Secretary and Treasurer of the Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Co. in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

The Board of Directors and Committees

During fiscal year ended June 30, 2001, the Board of Directors held 3 meetings. Each director attended at least 75% of the combined number of meetings of the Board and Board committees of which he was a member.

The Board of Directors created an Audit and Compensation Committee on February 23, 2000. The Audit Committee during fiscal 2001 was comprised of Messrs. Biderman, Layman and Guerino who meet the independence criteria established by the National Association of Securities Dealers, Inc. The report of the Audit Committee describes the scope of authority of the committee and may be found herein.

The Board of Directors also has a Compensation Committee. As more fully described in the Report of the Compensation Committee set forth on page 12 of this Proxy Statement, the Compensation Committee is responsible for ourmanagement and employee compensation. Specifically, the Compensation Committee determines the adequacy of management and employee compensation including the administration of our 2001 Long-Term Stock Incentive Plan. The Compensation Committee is presently comprised of Messrs. Dotoli, Biderman and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors in the form of stock options granted under our Stock Incentive Plan, which grants are included in the table “Security Ownership of Certain Beneficial Owners and Management” and the notes thereto.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2001 were Messrs. Dotoli, Vickers and Guerino. Mr. Dotoli is ourChief Operating Officer. Neither Messrs. Vickers nor Guerino has been one of our officers or employees. Mr. Vickers resigned from the Board of Directors after fiscal year 2001 and has been replaced by Mr. Biderman effective March 2002. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2001 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our committee met on October 5, 2001, to review form 10 K, covering the fiscal year of the company ending June 30, 2001.

In fulfilling our oversight responsibilities, we will with our independent accountants who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. We also have discussed with the independent accountants their independence from management, including the matters in the written disclosures from the independent accountants required by the Independence Standards Board. We further considered whether the provision by the independent accountants of the non-audit services described elsewhere in this proxy statement is compatible with maintaining their independence. Finally, we recommended, and the Board of Directors approved, the selection of Arthur Andersen, CPAs as our independent accountants for 2002.

The Audit Committee’s review included inquiries concerning litigation and regulatory investigations involving Arthur Andersen LLP. In this respect, the Audit Committee concluded that the ability of Arthur Andersen LLP to perform services for the Company is not adversely affected. The Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interest of the Company and its shareholders.

The Audit Committee’s recommendation is based upon the capabilities of the existing audit team, and their knowledge of the Company and its industry. Arthur Andersen LLP is considering strategic alternatives including a possible merger or restructuring. In such event, the Board of Directors and Audit Committee will retain this engagement team to serve as independent public accountants if they determine that this would be in the best interest of the Company and its shareholders.

We have also discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. We meet with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of financial reporting.

An	thony Guerino
Ab	raham Biderman

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

We have engaged Arthur Andersen, CPAs, certified public accountants having offices in Stamford, Connecticut, as our independent auditors for the fiscal year ending June 30, 2002. Arthur Andersen has audited our financial statements for the year ended June 30, 2001. It is anticipated that representatives of such firm will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.    Fees for the audit for the fiscal year ended June 30, 2001 and the reviews of Forms 10-Q for such fiscal year, all of which has been billed.

Fees for Financial Information Systems Design and Implementation. None.

All other fees.    None

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN, CPAS, OR SUCH OTHER QUALIFIED AUDITORS AS THE BOARD OF DIRECTORS MAY DETERMINE IS NECESSARY, AS THE EXTERNAL AUDITORS FOR US FOR THE FISCAL YEAR ENDING JUNE 30, 2002. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED TO RATIFY THE APPOINTMENT OF THE AUDITORS. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF ARTHUR ANDERSEN, CPAS.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Several of the individuals who have served as our directors or executive officers have been issued warrants and/or options to purchase shares of our shares. Further, our directors and officers are eligible to receive options under the Plan, as amended, and therefore will be eligible for future grants of options pursuant thereto.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 14, 2002 certain information regarding the beneficial ownership of our shares:

☐	by each person that is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;
☐	each of our directors;

☐	by each executive officer named in the Summary Compensation Table; and

☐	by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage Ownership of Common Stock Outstanding (2)
Necdet F. Ergul (7) (10)	8,545,368	14.5%
Ronald A. Durando (3) (7) (8)	11,230,814	18.4%
Gustave T. Dotoli (7) (8) (12)	3,751,366	6.4%
J. Lee Barton (4) (7)	3,539,000	6.3%
David Klimek (7) (8)	1,262,500	2.2%
Craig Vickers (7) (9)	159,000	—
Lintel, Inc. (6)	3,095,000	5.6%
Abraham Biderman (5) (7)	200,233	—
J. Allen Layman (7) (9)	140,000	—
Anthony Guerino (7)	190,000	—
Martin Smiley	2,202,048	3.9%
All executive officers and directors as a group (ten people) (11)	31,222,329	58.3%

— Less than 1%

(1)	Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.
(2)
Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 55,576,440 shares outstanding on February 14, 2002, and, with respect to each such person holding options or warrants to purchase shares that are exercisable within 60 days after February 14, 2002, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares of common stock beneficially owned indicated in the table include the following number of shares issuable upon the exercise of warrants or options: Necdet F. Ergul—972,500; Ronald A. Durando—4,350,000; Gustave Dotoli—2,735,000; J. Lee Barton—245,000; David Klimek—870,000; Martin Smiley—1,200,000; J. Allen Layman—140,000; Craig Vickers—159,000; Abraham Biderman—195,000; and Anthony Guerino—190,000.

(3)
Includes 1,672,863 shares held by Durando Investment LLC, which Mr. Durando controls and 3,600,000 shares and 1,200,000 warrants held by Janifast and 230,000 shares owned by Karen and Ronald Durando Foundation; and 95,000 shares owned by Durando Charitable Remainder Trust.

(4)
Includes 100,000 shares owned by Kim Barton, his wife and 100,000 shares owned by Betty Barton, his daughter; and 3,399,000 shares owned by Lintel, Inc., a company in which Mr. Barton is the President and Chief Executive Officer.

(5)	Includes 5,233 shares of common stock, options and warrants for 195,000 shares of common stock. Does not include 1,103,225 shares held by Lipper & Co, where Mr. Biderman is a director.

(6)	The address for J. Lee Barton and Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, GA 30643.
(7)	Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.
(8)
Does not include contingent options exercisable only upon a change in control of our Company, not voted for by such person as a stockholder or director, Ronald Durando—3,000,000; Gustave Dotoli—1,500,000; David Klimek—150,000.

(9)	Craig Vickers resigned as a Director in September 2001. J. Allen Layman resigned as a Director in March 2002.
(10)
Includes 200,000 shares owned by Berrin Snyder, his daughter and 150,000 owned by Eda Peterson, his daughter. Also includes 3,706,200 shares and 2,200,000 options owned by Microphase Corporation, a company in which Mr. Ergul is the President and Chief Executive Officer.

(11)	Includes Mr. Vickers and Mr. Layman, who resigned in September 2001 and March 2002, respectively.
(12)	Includes 190,000 shares owned by Patricia and Gustave Dotoli Foundation; and 30,000 shares owned by Dotoli Charitable Remainder Trust.

EXECUTIVE COMPENSATION

Our executive officers, directors and other significant employees and their ages and positions as of February 1, 2002 are as follows:

Name of Individual	Age	Position with the Company and Subsidiaries
Ronald A. Durando	44	Chief Executive Officer
Gustave T. Dotoli (2)	66	Chief Operating Officer
David Klimek	48	Chief Technology Officer
J. Lee Barton	48	Director
Anthony Guerino(1)(2)	56	Director
J. Allen Layman(1)	49	Director
Necdet Ergul	78	Chairman of the Board of Directors
Abraham Biderman(1)(2)	53	Director
Martin Smiley	54	Chief Financial Officer and General Counsel

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

The following table sets forth, for the fiscal year ended June 30, 2001 and the two previous fiscal years, the compensation paid by us to, as well as any other compensation paid to or earned by,

•	our Chief Executive Officer;

•
our four most highly compensated executive officers, other than the Chief Executive Officer, whose compensation during the fiscal year ended June 30, 2001 was greater than $100,000 for services rendered to us in all capacities during such year; and

•	our former executive officers with respect to which disclosure would have been required had such person been employed by us on June 30, 2001.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation Awards
Name of Individual & Principal Position	Year	Salary	Bonus	Restricted Stock Award(s) (Shares)	Underlying Options/SARS (Shares)
Ronald A. Durando(1)	2001	$395,004	—	—	1,225,000
Chief Executive Officer	2000	312,920	$2,398,032	157,500	250,000
President	1999	250,000	275,000	400,000	562,500

Gustave T. Dotoli(1)	2001	342,917	—	—	860,000
Executive Vice President	2000	231,670	362,000	232,500	175,000
Chief Operating Officer	1999	175,000	100,000	175,000	300,000

David Klimek	2001	175,577	—	—	110,000
Chief Technology Officer	2000	106,500	30,000	—	50,000
	1999	77,138	35,000	275,000	150,000

Susan Cifelli(2)	2001	157,874	—	—	—
Former Executive Vice Pres. Sales/Marketing	2000	205,850		20,000	125,000
	1999	45,080	30,000	—	130,000

Martin Smiley(3)	2001	163,435	—	—	670,000
Executive Vice President, Chief Financial Officer, General Counsel

(1)	Includes management fees of $30,000 and a directors’ stipend of $15,000.
(2)	Susan E. Cifelli is no longer employed with the Company.
(3)	Martin Smiley joined the Company in August 2000.

No individual named above received pre-requisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person’s salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

Stock Options

The following table sets forth certain information concerning individual issues of options made during the year ended June 30, 2001 to our executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2001, we granted options to acquire up to an aggregate of shares to employees and directors.

OPTION GRANTS IN LAST FISCAL YEAR
(INDIVIDUAL GRANTS)

Name	Options Granted (#)	% of Total Options Granted to Employees in Fiscal 2000	Weighted Average Exercise or Base Price ($/Share)	Weighted Average Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 5 year Option Term
						0%	5%	10%
Ronald A. Durando	1,225,000	21.8%	$1.00	$1.04	2006	$52,350	$406,042	$834,555
Gustave T. Dotoli	860,000	15.3%	1.01	$1.05	2006	34,500	284,413	586,697
Martin Smiley	670,000	11.9%	2.56	$2.59	2006	17,100	424,946	918,259
David Klimek	110,000	2.0%	1.57	$1.68	2006	11,700	62,650	124,276

The following table sets forth information with respect to the number and value of outstanding options held by our executive officers named in the Summary Compensation Table above at June 30, 2001. No options were exercised during the fiscal year ended June 30, 2001. The value of unexercised in-the-money options is based upon the difference between closing price of our shares on June 30, 2001 and the exercise price of the options.

FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized $(1)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald A. Durando	—	—	2,975,000	3,000,000	$604,900	$1,800,000
Gustave T. Dotoli	140,000	$857,500	1,810,000	1,500,000	508,500	900,000
David Klimek	—	—	497,500	150,000	75,800	90,000
Martin Smiley	—	—	599,687	70,313	—	—

EMPLOYMENT AGREEMENTS

We have an employment agreement with Ronald A. Durando, our President, Chief Executive Officer and Director. The agreement, executed June 24, 1999, is for a term of thirty-six months expiring on June 30, 2002. Under the terms of the agreement, Mr. Durando initially received a base annual salary of $275,000, a bonus and a salary increase based upon performance review every six months, beginning six months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management. In consideration of devoting such time as would be required of our Chief Executive Officer to our business and specifically to his duties under the agreement to provide investor relations, Mr. Durando is entitled to a bonus at the end of each year equal to five percent (5%) of the increase in the market value of the issued and outstanding shares of our shares, of which bonus twenty-five percent (25%) shall be payable in cash and the remaining balance in shares. Mr. Durando currently receives a salary of $395,004.

Such agreement is terminable upon Mr. Durando’s death, permanent disability, or for “just cause” (defined below) and is renewable within two months of the expiration date of the agreement upon the mutual terms agreed to by Mr. Durando and us. Mr. Durando shall be deemed “permanently disabled” under the agreement if he shall fail to render and perform the executive services required under the agreement for a continuous period of three consecutive months. “Just cause” is defined under the agreement as the commission of acts constituting theft, embezzlement, the receipt of funds or property under false pretenses or similar acts of gross misconduct with respect to our property, or the conviction of a felony involving matters not directly related to our business if, in the Board’s discretion, it adversely affects his ability to perform his executive duties.

The agreement also contains work-for-hire, confidentiality and non-disclosure provisions. In the event that Mr. Durando breaches such provisions, we are entitled to injunctive relief restraining him from any further breach, in addition to any other remedies that we may have arising out of such breach.

Additionally, in the event of a change in control that is not approved by Mr. Durando as one of our Directors or shareholders, he is entitled to exercise an option to purchase 3,000,000 shares at a price of $1.00 per share.

We also have an employment agreement with Gustave T. Dotoli, our Chief Operating Officer and Director. The agreement, executed June 24, 1999, is for a term of thirty-six months expiring June 30, 2002, and Mr. Dotoli initially received a base annual salary of $200,000, a bonus and a salary increase based upon performance review every six months, beginning six months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management. Mr. Dotoli currently receives a salary of $342,917.

The employment agreement is terminable upon Mr. Dotoli’s death, permanent disability, or for “just cause”(defined below), and is renewable within two months of the expiration date of the agreement upon the mutual terms agreed to by Mr. Dotoli and us. Mr. Dotoli shall be deemed “permanently disabled” under the agreement if he shall fail to render and perform the executive services required under the agreement for a continuous period of three consecutive months. “Just cause” is defined under the agreement as the commission of acts constituting theft, embezzlement, the receipt of funds or property under false pretenses or similar acts of gross misconduct with respect to our property, or the conviction of a felony involving matters not directly related to our business if, in the Board’s discretion, it adversely affects his ability to perform his executive duties. The agreement also contains work-for-hire, confidentiality and non-disclosure provisions.

We also have an employment agreement with Martin Smiley, our Chief Financial Officer and General Counsel. The agreement executed August 21, 2000, is for a term of twenty-four months expiring on August 20, 2002 and states that Mr. Smiley receives a base annual salary of $175,000, a bonus and a salary increase based upon performance review every twelve months, beginning twelve months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management.

mPhase has an employment agreement with David Klimek, the Chief Technical Officer and a Director. The Agreement dated as of April 1, 2001 is for a term of twelve months and states that Mr. Klimek receives an annual salary of $170,000 per annum and a bonus based upon performance as well as health benefits, vacation and such other management. In addition, in the event of a change of control that is not approved by Mr. Klimek as one of the Company’s directors or shareholders, he is entitled to exercise an option to purchase 150,000 shares at $1.00 per share.

Both Mr. Smiley’s and Mr. Klimek’s agreements are terminable upon death, significant disability, or for good cause, and are renewable within one month of the expiration date of the agreement upon the mutual terms agreed to by such employees and mPhase. Such employee shall be deemed “significantly disabled” under the agreement for a continuous period of six months. “Good cause” is defined under the agreement as the commission of acts constituting a felony or crime; fraud or misappropriation of funds; personal dishonesty, incompetence or, gross negligence; willful misconduct; repeated use of drugs, alcohol or similar substance; or breach by such employee of his agreement. Such agreement also contains confidentiality and non-disclosure provisions.

None of our other executive officers have an employment agreement with us.

Ms. Cifelli is no longer employed with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

As indicated above, our Compensation Committee consisted of Messrs. Dotoli, Vickers and Guerino for fiscal year ended June 30, 2001 and now consists of Messrs. Dotoli, Biderman and Guerino. The committee determines all compensation paid or awarded to our executive officers and approves our overall compensation policies.

The committee’s goals are to attract and retain an executive management team that is capable of taking full advantage of our opportunities, and to provide incentives for outstanding performance. In arriving at an initial compensation offer to an individual, the committee considers determinants of the individual’s market value, including experience, education, accomplishments and reputation, as well as the level of responsibility to be assumed, in relation to the market value of such qualifications and industry standards. When determining subsequent adjustments to an individual’s compensation package, the committee also evaluates the importance to stockholders of that person’s continued service. This is a judgment process, exercised by the committee with the advice of our management and a compensation consultant.

The executive officers’ compensation structure consists of: (i) base salary, (ii) cash bonus and (iii) stock options.

Base Salary.    Each individual’s base salary is determined by the committee after considering a variety of factors that make up our market value and prospective value, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The committee may change the salary of an individual on the basis of its judgment for any reason, including our performance or the performance of the individual, changes in responsibility, and changes in the market for executives with similar credentials. Salaries for 2000 were set based on the above factors and after review of industry comparables and discussion with a leading compensation consultant.

Cash Bonus.    Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the committee with advice from our management, based upon the committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by our management and the committee.

Stock Options.    Stock options are prospective incentives, aimed at keeping and motivating key people by letting them share in the value they create for stockholders. They are awarded at times deemed appropriate by the committee in amounts calculated to secure the full attention and best efforts of executives on whose future performance our success will depend. Executive officers other than the C.E.O. (discussed below) received options on shares in 2001.

Chief Executive Officer’s Compensation.    The compensation committee, in its discretion, awarded Mr. Durando 750,000 stock options for the fiscal year ended June 30, 2001 outside of his employment contract. In the past, Mr. Durando received a cash and stock bonus in accordance with the formula set forth in his employment contract.

PERFORMANCE GRAPH

The following graph compares the performance of the NASDAQ Composite Index (the “CCMP”) and the Russell 2000 Index (the “RTY”) against that of the Company’s Common Stock from June 6, 1997 to March 6, 2002. The comparison assumes $100 was invested on June 6, 1997 in the Company’s Common Stock and in each of the aforementioned indices and assumes reinvestment of dividends.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to provide us with copies of such reports. mPhase has reviewed the report copies filed in 2001 and based also on written representations from its directors and executive officers, the Company believes that there was compliance with Section 16 (a) filing requirements for 2001. All the officers and directors filed all of the required forms, but in certain instances the directors were late with respect to the filing of Form 5s and David Klimek was late in the filing of a Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management is affiliated by employment at and/or ownership of a related group of companies, including Microphase Corporation, Complete Telecommunications, Inc. (which was dissolved subject to a settlement dated August 16, 1999), PacketPort, Inc. and PacketPort.com and Janifast, Ltd., which may record material transactions with us. As a result of such affiliations, our management in the future may have conflicting interests with these affiliated companies.

Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice-president of PacketPort.com., respectively.

We reimburse Microphase $51,340 per month for research and development services and administrative expenses incurred for the use of Microphase’s office space, lab facilities and administrative staff.

Ronald A. Durando is the owner/sole shareholder of Nutley Securities, Inc., a former registered broker-dealer, which is not a private investment company under the Investment Advisors Act of 1940.

One of our directors, J. Lee Barton, is the president and chief executive officer of Lintel, Inc. Lintel is the parent corporation of Hart Telephone Company, our beta customer located in Hartwell, Georgia, where we installed our prototype product and commenced beta testing. In December 1998, we issued 3,115,000 shares in a private placement to J. Lee Barton, several members of his family, Lintel, several employees of Lintel and two employees of Microphase for a purchase price of approximately $1.03 per share, or an aggregate purchase price of $3,197,416. In fiscal year 1999, we awarded J. Lee Barton 75,000 shares and an option for 100,000 shares. In fiscal year 2000, we awarded J. Lee Barton a $285,000 bonus, a stock award of 140,000 shares and options for 225,000 shares, which includes options to Hart Telephone.

Janifast, Ltd., a Hong Kong corporation, is the manufacturer, which has produced components for our prototype Traverser™ DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast with an aggregate ownership interest of greater than 75% of Janifast. Mr. Durando is chairman of the Board of Directors and each of Messrs. Dotoli and Ergul are directors of Janifast.

On November 26, 1999, Packet Port, Inc. a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of mPhase common stock owned by him to Packet Port, Inc. Mr. Durando was elected president and Mr. Dotoli was elected vice president of PacketPort.com, Inc.

SHAREHOLDERS PROPOSALS FOR THE 2003 ANNUAL MEETING

Shareholders who may wish to present proposals for inclusion in our proxy materials and for consideration at the 2003 Annual Meeting of Shareholders must submit such proposals in writing to our corporate Secretary in accordance with all applicable rules and regulations of the SEC for receipt by us no later than September 1, 2002. A signed proxy shall confer discretionary authority upon us to vote on all shareholder proposals that are not received by us on or before September 1, 2002.

COST OF SOLICITATION

The accompanying proxy is solicited by and on behalf of our Board of Directors. We will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees will not receive additional compensation for such solicitation. Brokerage firms, nominees, custodians and fiduciaries also will be requested to forward proxy materials to beneficial owners of shares held of record by them. We may reimburse brokerage firms, nominees, custodians, fiduciaries and other record holders for their reasonable out of pocket expenses in forwarding proxy materials to the beneficial owners and obtaining their proxies.

ADDITIONAL INFORMATION

A copy of our Form 10-K for the fiscal year ended June 30, 2001, is being provided to all shareholders with this Proxy Statement. In addition, Form 10-K with exhibits is available via the Internet at the website http://www.freeedgar.com.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the Proxy will act in respect thereof in accordance with their best judgment.

By	Order of the Board of Directors

Gustave T. Dotoli
Corporate Secretary

Norwalk, Connecticut
April 5, 2002

mPHASE TECHNOLOGIES, INC.
PROXY

The undersigned hereby appoints Gustave T. Dotoli and Martin Smiley or either of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the Annual Meeting of Shareholders and to vote all shares of mPhase Technologies, Inc., which the undersigned is entitled to vote and would possess if personally present at said meeting to be held at our headquarters at 587 Connecticut Avenue, Norwalk, CT 06854, on Wednesday, May 15, 2002 at 10:00 a.m. and at all postponements or adjournments upon the following matters:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2 LISTED ON THE REVERSE SIDE. PROXIES ARE ALSO GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued, and to be signed on next page)

ANNUAL MEETING OF SHAREHOLDERS
mPHASE TECHNOLOGIES, INC.
WEDNESDAY, MAY 15, 2002
10:00 A.M.

☒    Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH OF THE PROPOSALS AT RIGHT

FOR ☐ AGAINST ☐ ABSTAIN ☐
1.  Election of Necdet F. Ergul, Ronald A. Durando, Gustave T. Dotoli, David Klimek,
J. Lee Barton, Anthony H. Guerino, Esq., and Abraham Biderman as Directors of the Board of Directors until the next annual meeting.

FOR ☐ AGAINST ☐ ABSTAIN ☐	2. Ratification of our independent accountants, Arthur Andersen, CPAs, or such other auditors as the Board of Directors may determine is necessary, for the fiscal year ended June 30, 2002.

Change of Address ☐ I plan to attend the meeting ☐ I do not plan to attend the meeting ☐

SIGNATURE_____________________________________________________________	DATE__________________________________________
PRINT NAME____________________________________________________________

Note:  Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such.